EXHIBIT 5.1

[ROPES & GRAY LLP LETTERHEAD]

August 9, 2006

Millipore Corporation

290 Concord Road

Billerica, Massachusetts 01821

Ladies and Gentlemen:

We have acted as counsel to Millipore Corporation, a Massachusetts corporation (the “Issuer”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Issuer with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) for the registration of (i) $565,000,000 aggregate principal amount of the Issuer’s 3.75% Senior Convertible Notes due 2026 (the “Notes”) and (ii) the Issuer’s common stock, $1.00 par value per share, issuable upon conversion of the Notes (the “Common Stock”). The Notes were issued pursuant to an Indenture, dated as of June 13, 2006 (the “Indenture”), among the Issuer, Wilmington Trust Company, as trustee (the “Trustee”), and Citibank, N.A., as securities agent (the “Securities Agent”).

In connection with this opinion, we have examined the Registration Statement and the Indenture, which has been filed with the Commission. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of documents and records and have made investigation of fact and examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Issuer and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Indenture is the valid and binding obligation of the Trustee and the Securities Agent.

The opinions expressed herein are limited to matters governed by the laws of the State of New York, the Massachusetts Business Corporation Act and the federal laws of the United States of America.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Notes constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties and to general principles of equity.

2. The shares of Common Stock, when issued and delivered upon the conversion of the Notes in accordance with the Indenture and the terms of the Notes, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP